Exhibit 10(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act of 1940 on Form N-1A and (File Nos. 33-58004 and 811-7474, respectively) of our report dated July 11, 1997 on our audit of the financial statements and financial highlights of Boston 1784 Funds, which report is included in the Annual Report to Shareholders for the year ended May 31, 1997 and for the respective periods then ended. We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 15, 1998